International Speedway Closes On $300 Million Credit Facility - 09/12/03

DAYTONA BEACH, FLORIDA – September 12, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced that it has closed on a five-year, $300 million revolving credit facility that will be utilized for general corporate purposes, including external growth opportunities.

The credit facility was jointly led by Wachovia Capital Markets, LLC (“Wachovia”) and Citigroup Global Markets Inc., with Wachovia acting as Administrative Agent. The facility was syndicated to a select group of lenders including SunTrust Bank, Bank One Capital Markets Inc. and Regions Bank. The credit facility will replace ISC’s existing untapped $250 million revolving credit facility, which was scheduled to expire in March 2004. The Company elected to enter into the new facility at this time to take advantage of favorable financial market conditions.

Pricing on the credit facility will range from LIBOR + 0.625% to LIBOR + 1.5% based on ISC’s highest debt rating as determined by Moody’s or S&P.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania. Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio networks; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.” For more information, visit the Company's Web site at www.iscmotorsports.com.

FOR:
International Speedway Corporation

APPROVED BY:
Wes Harris
Director of Investor Relations
(386) 947-6465